   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1995

                                                   REGISTRATION NOS. 33-63581-01
                                                              33-63581
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                             ILLINOIS POWER COMPANY
             (Exact name of registrant as specified in its charter)
                                    ILLINOIS
         (State or other jurisdiction of incorporation or organization)
                                   37-0344645
                      (I.R.S. Employer Identification No.)
                                 LARRY D. HAAB
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ILLINOIS POWER COMPANY
                             500 SOUTH 27TH STREET
                            DECATUR, ILLINOIS 62525
                                 (217) 424-6600
                           ILLINOIS POWER FINANCING I
      (Exact name of registrant as specified in its Declaration of Trust)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                  APPLIED FOR
                      (I.R.S. Employer Identification No.)
                               C/O LARRY D. HAAB
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ILLINOIS POWER COMPANY
                             500 SOUTH 27TH STREET
                            DECATUR, ILLINOIS 62525
                                 (217) 424-6600

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices and agent for service)
                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                             ROBERT J. REGAN, ESQ.
                             SCHIFF HARDIN & WAITE
                                7200 SEARS TOWER
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-1000
                               KEVIN STACEY, ESQ.
                               REID & PRIEST LLP
                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 603-2144

                               ------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               ------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                               ------------------


THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these Securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 PRELIMINARY PROSPECTUS DATED DECEMBER 29, 1995

PROSPECTUS

                         4,000,000 PREFERRED SECURITIES

[ILLINOIS POWER LOGO]
                          ILLINOIS POWER FINANCING I
            % TRUST ORIGINATED PREFERRED SECURITIESSM ("TOPRS(SM)")
               (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                             ILLINOIS POWER COMPANY
                            ------------------------

     The   % Trust Originated Preferred Securities (the "Preferred Securities")
offered hereby represent preferred undivided beneficial interests in the assets of Illinois Power Financing I, a statutory business trust formed under the laws of the State of Delaware ("Illinois Power Financing I" or the "Trust"). Illinois Power Company, an Illinois corporation ("Illinois Power"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Illinois Power Financing I. Illinois Power Financing I exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of
  %
                                                        (continued on next page)

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

     Application has been made to list the Preferred Securities on the New York Stock Exchange. If so approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the date of this Prospectus. See "Underwriting."
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                           INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO
                                          OFFERING PRICE(1)      COMMISSION(2)         TRUST(3)(4)
-------------------------------------------------------------------------------------------------------
Per Preferred Security................            $                   (3)                   $
-------------------------------------------------------------------------------------------------------
Total.................................  $                             (3)         $
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------


(1) Plus accrued distributions, if any, from             , 1996.

(2) Illinois Power Financing I and Illinois Power have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, Illinois Power has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds
    $       per Preferred Security (or $       in the aggregate); provided, that
    such compensation for sales of 10,000 or more Preferred Securities to a
    single purchaser will be $       per Preferred Security. Therefore, to the
    extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by Illinois Power are estimated to be $400,000.
                            ------------------------


     The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about
            , 1996.

                            ------------------------
MERRILL LYNCH & CO.
             SMITH BARNEY INC.
                           DEAN WITTER REYNOLDS INC.
                                       A.G. EDWARDS & SONS, INC.
                                               PAINEWEBBER INCORPORATED
                            ------------------------


               The date of this Prospectus is             , 1996.


(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(continued from previous page)


Junior Subordinated Deferrable Interest Notes due 2045 (the "Subordinated Debentures") of Illinois Power. Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.



    Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of    % of the liquidation amount of $25 per
Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing March 31, 1996 ("distributions"). The payment of distributions out of moneys held by Illinois Power Financing I and payments on termination of Illinois Power Financing I or the redemption of Preferred Securities, as set forth below, are guaranteed by Illinois Power (the "Guarantee") to the extent Illinois Power Financing I has funds available therefor as described under "Description of the Preferred Securities Guarantee." The obligations of Illinois Power under the Guarantee are subordinate and junior in right of payment to all other liabilities of Illinois Power and pari passu with the most senior preferred stock issued, from time to time, if any, by Illinois Power. The obligations of Illinois Power under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Illinois Power, which aggregated approximately $2.2 billion at September 30, 1995, and rank pari passu with Illinois Power's general unsecured creditors other than holders of Senior Indebtedness.


    The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates on the Subordinated Debentures, which will be the sole assets of Illinois Power Financing I. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. If Illinois Power does not make principal or interest payments on the Subordinated Debentures, Illinois Power Financing I will not have sufficient funds to make distributions on the Preferred Securities, in which event, the Guarantee will not apply to such distributions until Illinois Power Financing I has sufficient funds available therefor.

    Illinois Power has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent
permitted by applicable law) at an annual rate of    % per annum compounded
quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period." See "Risk Factors -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Original Issue Discount." In the event of any such deferral, the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.


    The Subordinated Debentures are redeemable by Illinois Power, in whole or in
part, from time to time, on or after            , 2001, or at any time in
certain circumstances upon the occurrence of a Tax Event (as defined herein). If Illinois Power redeems Subordinated Debentures, Illinois Power Financing I must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debentures. The Subordinated
Debentures mature on            , 2045. In addition, upon the occurrence of a
Special Event (as defined herein), unless the Subordinated Debentures are redeemed in the limited circumstances described herein, Illinois Power Financing I shall be terminated, with the result that the Subordinated Debentures will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities -- Special Event Redemption or Distribution." In the case of the occurrence of a Special Event that is a Tax Event, Illinois Power will have the right in certain circumstances to redeem the Subordinated Debentures, which would result in the redemption by Illinois Power Financing I of Trust Securities in the same amount on a pro rata basis. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Illinois Power will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures."


    In the event of the involuntary or voluntary dissolution, winding up or termination of Illinois Power Financing I, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, winding up or termination, the Subordinated Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination."
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Illinois Power is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, information statements and other information filed by Illinois Power with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at the 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the public reference section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. Such reports, information statements and other information concerning Illinois Power may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, on which exchanges certain of Illinois Power's securities are listed. In addition, such reports, information statements and other information concerning Illinois Power can be inspected at the principal office of Illinois Power, 500 South 27th Street, Decatur, Illinois 62525.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement"), which Illinois Power and Illinois Power Financing I have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the Registration Statement.

     No separate financial statements of Illinois Power Financing I have been included herein. Illinois Power and Illinois Power Financing I do not consider that such financial statements would be material to holders of Preferred Securities because Illinois Power Financing I is a newly formed special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "Illinois Power Financing I."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by Illinois Power with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. Illinois Power's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. Illinois Power's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

          3. Illinois Power's Current Report on Form 8-K dated August 11, 1995.

     All documents subsequently filed by Illinois Power pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ILLINOIS POWER WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES. REQUEST FOR SUCH COPIES SHOULD BE DIRECTED TO MS. CYNTHIA G. STEWARD, CONTROLLER, ILLINOIS POWER COMPANY, 500 SOUTH 27TH STREET, DECATUR, ILLINOIS 62525, TELEPHONE NUMBER (217) 424-6600.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus.


     Preferred Securities Offered. 4,000,000      % Trust Originated Preferred
Securities evidencing preferred undivided beneficial interests in the assets of Illinois Power Financing I are offered hereby. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual
rate of      % of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 1996. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debentures, which will be the sole assets of Illinois Power Financing I. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities."



     Subordinated Debentures. Illinois Power Financing I will invest the proceeds from the issuance of the Preferred Securities and Common Securities in
an equivalent amount of      % Subordinated Debentures due          , 2045 of
Illinois Power. The Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of Illinois Power. See "Description of the Subordinated Debentures -- Subordination."


     Preferred Securities Guarantee. Payment of distributions out of moneys held by Illinois Power Financing I, and payments on termination of Illinois Power Financing I or the redemption of Preferred Securities are guaranteed by Illinois Power to the extent Illinois Power Financing I has funds available therefor. If Illinois Power does not make principal or interest payments on the Subordinated Debentures, Illinois Power Financing I will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until Illinois Power Financing I has sufficient funds available therefor. See "Description of the Preferred Securities Guarantee" and "Effect of Obligations Under the Subordinated Debentures and the Guarantee" herein. The obligations of Illinois Power under the Guarantee are subordinate and junior in right of payment to all other liabilities of Illinois Power and will rank pari passu with the most senior preferred stock issued by Illinois Power. See "Risk Factors -- Ranking of Subordinate Obligations Under the Guarantee and Subordinated Debentures" and "Description of the Preferred Securities Guarantee."

     Interest Deferral. Illinois Power has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any such deferral, distributions will continue to accrue with interest thereon (to the extent permitted by law) as described herein. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income in advance of receipt of the cash interest payments attributable thereto. See "Description of the Preferred Securities -- Voting Rights," "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Original Issue Discount," and "-- Market Discount and Bond Premium."


     Redemption. The Subordinated Debentures are redeemable by Illinois Power
(in whole or in part) from time to time, on or after                  , 2001 or
at any time in certain circumstances upon the occurrence of a Tax Event. If the Subordinated Debentures are redeemed, Illinois Power Financing I must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Debentures so redeemed. The Preferred Securities will be redeemed upon maturity of the Subordinated Debentures. See "Description of the Preferred Securities -- Mandatory Redemption."

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED
DEBENTURES

     Illinois Power's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of Illinois Power and pari passu with the most senior preferred stock issued, from time to time, if any, by Illinois Power. The obligations of Illinois Power under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of Illinois Power and pari passu with obligations to or rights of Illinois Power's general unsecured creditors other than holders of Senior Indebtedness. As of September 30, 1995, Senior Indebtedness aggregated approximately $2.2 billion. There are no terms in the Preferred Securities, the Subordinated Debentures or the Guarantee that limit Illinois Power's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures and the Guarantee. See "Description of Preferred Securities Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination" herein.

RIGHTS UNDER THE GUARANTEE

     The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.


     The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Illinois Power Financing I has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by Illinois Power Financing I, to the extent Illinois Power Financing I has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Illinois Power Financing I (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent Illinois Power Financing I has funds available therefor or (b) the amount of assets of Illinois Power Financing I remaining available for distribution to holders of the Preferred Securities upon termination of Illinois Power Financing
I. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. In addition, any holder of Preferred Securities may institute a legal proceeding directly against Illinois Power to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Illinois Power Financing I, the Guarantee Trustee or any other person or entity. If Illinois Power were to default on its obligation to pay amounts payable on the Subordinated Debentures, Illinois Power Financing I would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would either (i) rely on the enforcement by the Property Trustee of its rights as registered holder of the Subordinated Debentures against Illinois Power pursuant to the terms of the Subordinated Debentures or (ii) to the fullest extent permitted by law, enforce the Property Trustee's rights directly against Illinois Power. See "Description of the Preferred Securities Guarantee" and "Description of the Subordinated Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES


     If (i) Illinois Power Financing I fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods or (ii) a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as a holder of the Subordinated Debentures against Illinois Power. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures or the Declaration to the fullest extent permitted by law, any holder of Preferred Securities may institute a legal proceeding directly against Illinois Power to enforce the Property Trustee's rights under the Subordinated Debentures or the Declaration without first instituting a legal proceeding against the Property Trustee or any other person or entity. In addition, to the fullest extent permitted by law, if Illinois Power fails to make interest or other payments on the Subordinated Debentures when due, any holder of Preferred Securities may enforce the Property Trustee's rights directly against Illinois Power.


OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Illinois Power has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly to the extent permitted by applicable law) by Illinois Power Financing I during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters. In the event that Illinois Power exercises this right to defer interest payments, then (a) Illinois Power shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, provided, however, Illinois Power may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid, (b) Illinois Power shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Illinois Power which rank pari passu with or junior to the Subordinated Debentures, and (c) Illinois Power shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, Illinois Power may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Illinois Power may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Because Illinois Power has the right to extend the interest payment period for the Subordinated Debentures, the Preferred Securities will be treated as having been issued with original issue discount ("OID") for United States federal income tax purposes. Should Illinois Power exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as OID) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated, but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash, regardless of their method of accounting, and will not receive the cash from Illinois Power Financing I related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Illinois Power has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should Illinois Power determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Illinois Power's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation -- Original Issue Discount."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Special Event, Illinois Power Financing I shall be terminated, except in the limited circumstance described below, with the result that, after satisfaction of liabilities to creditors, the Subordinated Debentures would be distributed to the holders of the Trust Securities in connection with the termination of Illinois Power Financing I. In the case of a Special Event that is a Tax Event, in certain circumstances Illinois Power shall have the right to redeem the Subordinated Debentures, in whole or in part, in lieu of a distribution of the Subordinated Debentures by Illinois Power Financing I; in which event Illinois Power Financing I will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by Illinois Power. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a termination of Illinois Power Financing I were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that a holder of Preferred Securities may receive on termination of Illinois Power Financing I, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures -- General."

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Illinois Power Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities -- Voting Rights."

TRADING PRICE

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "-- Sales of Preferred Securities."

                             ILLINOIS POWER COMPANY

     Illinois Power was incorporated under the laws of Illinois on May 25, 1923. Effective May 27, 1994, Illinois Power became a subsidiary of Illinova Corporation ("Illinova"), an exempt holding company under the Public Utility Holding Company Act of 1935, as amended, pursuant to a merger in which each outstanding share of Illinois Power's Common Stock was converted into one share of common stock of Illinova. Illinois Power is engaged in the generation, transmission, distribution and sale of electric energy and the distribution and sale of natural gas in the State of Illinois. Its service area is a widely diversified industrial and agricultural area comprising approximately 15,000 square miles in northern, central and southern Illinois. Electric service is provided at retail to 310 incorporated municipalities, adjacent suburban and rural areas and numerous unincorporated municipalities having an estimated aggregate population of 1,265,000. Gas service is provided to 257 incorporated municipalities, adjacent suburban areas and numerous unincorporated municipalities having an estimated aggregate population of 920,000. The larger cities served include Decatur, East St. Louis (gas only), Champaign, Danville, Belleville, Granite City, Bloomington (electric only), Galesburg, Urbana and Normal (electric only). The executive offices of Illinois Power are located at 500 South 27th Street, Decatur, Illinois 62525, and Illinois Power's telephone number is (217) 424-6600.

                           ILLINOIS POWER FINANCING I


     Illinois Power Financing I is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of October 17, 1995, executed by Illinois Power, as sponsor (the "Sponsor"), and the trustees of Illinois Power Financing I (the "Illinois Power Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on October 17, 1995. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." Illinois Power will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of Illinois Power Financing I. Illinois Power Financing I exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of Illinois Power Financing I, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and
(iii) engaging in only those other activities necessary, convenient or incidental thereto. Illinois Power Financing I has a term of approximately 54 years, but may terminate earlier as provided in the Declaration.


     Pursuant to the Declaration, the number of Illinois Power Trustees will initially be three. Two of the Illinois Power Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with Illinois Power. The third trustee will be a financial institution that maintains its principal place of business in the State of Delaware and is unaffiliated with Illinois Power, which trustee will serve as property trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, Wilmington Trust Company, a Delaware banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. Wilmington Trust Company will also act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). See "Description of the Preferred Securities Guarantee."

     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred

Securities. Illinois Power, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Illinois Power Trustee and to increase or decrease the number of Illinois Power Trustees; provided, that (i) the number of Illinois Power Trustees shall be at least three, and (ii) at least two shall be Regular Trustees. Illinois Power will pay all fees and expenses related to Illinois Power Financing I and the offering of the Trust Securities. See "Description of the Subordinated Debentures -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                SUMMARY FINANCIAL INFORMATION OF ILLINOIS POWER
                (THOUSANDS EXCEPT PER SHARE AMOUNTS AND RATIOS)

     The following information is qualified in its entirety by the information appearing elsewhere in this Prospectus and by the information and financial statements incorporated in this Prospectus by reference.

                                                                                                             12 MONTHS
                                                                                                               ENDED
                                                         YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                    ------------------------------------------------------------------         1995
                                       1990          1991          1992        1993(A)       1994(A)     (UNAUDITED)(A)(B)
                                    ----------    ----------    ----------    ----------    ----------   -----------------
INCOME STATEMENT DATA
Operating Revenues................  $1,469,480    $1,474,905    $1,479,449    $1,581,190    $1,589,465      $ 1,624,032
Net Income (Loss).................     (78,484)      109,244       122,088       (56,038)      180,242          205,357
Preferred Dividend Requirements...      36,839        30,866        28,854        26,123        24,834           25,827
Net Income (Loss) Applicable to
  Common Stock....................    (115,323)       78,378        93,234       (82,161)      161,767(f)       185,889(f)
Ratio of Earnings to Fixed
  Charges(c)......................        0.70(d)       1.85          2.02          0.80(d)       2.75             2.92
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividend
  Requirements(c).................        0.60(e)       1.48          1.61          0.70(e)       2.21             2.40

                                                                                         AT SEPTEMBER 30, 1995
                                                                                       -------------------------
                                                                                         ACTUAL      AS ADJUSTED
                                                                                       ----------    -----------
                                                                                                     (UNAUDITED)
CAPITALIZATION
Long-Term Debt......................................................................   $1,738,664    $1,738,664
Preferred Stock (not subject to mandatory redemption)...............................      221,512       121,512
Company-obligated Mandatorily Redeemable Preferred Securities of Illinois Power
  Capital, L.P.(g) .................................................................       97,000        97,000
Company-obligated Mandatorily Redeemable Preferred Securities of Illinois Power
  Financing I(h)....................................................................           --       100,000
Common Stock Equity.................................................................    1,516,921     1,516,921
                                                                                       ----------    ----------
    Total Capitalization............................................................   $3,574,097    $3,574,097
                                                                                       ==========    ==========

-------------------------
(a) Subsequent to Illinois Power's merger with Illinova, net assets of Illinova Generating Company (formerly IP Group, Inc.) were transferred in the form of a dividend from the Company to Illinova. The income statement data contained herein has been restated to reflect the financial results of Illinois Power's current operations.

(b) In the opinion of Illinois Power, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited twelve-month period ended September 30, 1995, have been made.

(c) Earnings used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements include the allowance for funds used during construction and the deferred financing costs associated with Illinois Power's Clinton Power Station and are before deduction of income taxes and fixed charges. Fixed charges include interest on long-term debt, related amortization of debt discount, premium, and expense, other interest and that portion of rent expense which is estimated to be representative of the interest component. Preferred stock dividend requirements have been increased to an amount representing the pre-tax earnings required to cover such dividend requirements.

(d) The ratios of earnings to fixed charges for the years ended December 31, 1993 and 1990 of 0.80 and 0.70, respectively, indicate that earnings were inadequate to cover fixed charges. The dollar amounts of the coverage deficiency for the years ended 1993 and 1990 were approximately $37 million and $68 million, respectively. Excluding the loss on disallowed plant costs of $200 million, net of income taxes, recorded in the third quarter of 1993, the ratio of earnings to fixed charges would have been 2.25 for the year ended 1993. Excluding the loss on disallowed plant costs of $137 million, net of income taxes, recorded in the fourth quarter of 1990, the ratio of earnings to fixed charges would have been 1.41 for the year ended 1990.

(e) The ratios of earnings to combined fixed charges and preferred stock dividend requirements for the years ended December 31, 1993 and 1990 of 0.70 and 0.60, respectively, indicate that earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements. The dollar amounts of the coverage deficiency for the years ended 1993 and 1990 were approximately $63 million and $105 million, respectively. Excluding the loss on disallowed plant costs of $200 million, net of income taxes, recorded in the third quarter of 1993, the ratio of earnings to combined fixed charges and preferred stock dividend requirements would have been 1.83 for the year ended 1993. Excluding the loss on disallowed plant costs of $137 million, net of income taxes, recorded in the fourth quarter of 1990, the ratio of earnings to combined fixed charges and preferred stock dividend requirements would have been 1.09 for the year ended 1990.

(f) Includes $6 million excess of carrying amount over consideration paid for redeemed preferred stock.

(g) The sole asset of Illinois Power Capital, L.P. is the $100 million principal amount of 9.45% Subordinated Deferrable Interest Debentures due 2043 of Illinois Power.

(h) As described in this Prospectus, the sole asset of Illinois Power Financing I will be the $103.1 million principal amount of Subordinated Debentures of Illinois Power.

                              ACCOUNTING TREATMENT

     The financial statements of Illinois Power Financing I will be reflected in Illinois Power's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily redeemable preferred securities of Illinois Power Financing I holding subordinated debentures of Illinois Power.

                                USE OF PROCEEDS


     All of the proceeds from the sale of the Preferred Securities will be invested by Illinois Power Financing I in Subordinated Debentures of Illinois Power issued pursuant to the Indenture therefor described herein and ultimately will be used by Illinois Power to repay short-term indebtedness which matures at varying dates on or before March 1, 1996 and bears interest as of December 27, 1995 at a weighted average interest rate of approximately 6% per annum. The indebtedness was incurred to redeem all outstanding shares of the Company's 8.24% Serial Preferred Stock, $50 par value, at a redemption price of $51.90 per share, all outstanding shares of its 8.00% Serial Preferred Stock, $50 par value, at a redemption price of $52.29 per share, and all outstanding shares of its 7.56% Serial Preferred Stock, $50 par value, at a redemption price of $51.685 per share, together in each case, with any accrued and unpaid dividends to the date of redemption.



                    DESCRIPTION OF THE PREFERRED SECURITIES


     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, Wilmington Trust Company, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part) and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of Illinois Power Financing I the Trust Securities, which represent undivided beneficial interests in the assets of Illinois Power Financing I. All of the Common Securities will be owned, directly or indirectly, by Illinois Power. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by Illinois Power Financing I of any securities other than the Trust Securities or the incurrence of any indebtedness by Illinois Power Financing I. Pursuant to the Declaration, the Property Trustee will own the Subordinated Debentures purchased by Illinois Power Financing I for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by Illinois Power Financing I, and payments upon redemption of the Trust Securities or termination of Illinois Power Financing I, are guaranteed by Illinois Power to the extent described under "Description of the Preferred Securities Guarantee." The Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when Illinois Power Financing I does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Property Trustee to enforce the Property Trustees rights under the Subordinated Debentures. See "Description of the Preferred Securities -- Voting Rights."

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at a rate per annum
of   % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears for more than one quarter will bear interest thereon at
the rate per annum of   % thereof compounded quarterly. The term "distribution"
as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


     Distributions on the Preferred Securities will be cumulative, will accrue
from                , 1996, and will be payable quarterly in arrears on March
31, June 30, September 30, and December 31 of each year, commencing March 31, 1996, when, as and if funds are available and determined to be so payable by the Property Trustee, except as otherwise described below.


     Illinois Power has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period from time to time on the Subordinated Debentures, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debentures) during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters provided that no Extension Period shall last beyond the date of maturity of the Subordinated Debentures. In the event that Illinois Power exercises this right, then (a) Illinois Power shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, and (b) Illinois Power shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Illinois Power that rank pari passu with or junior to such Subordinated Debentures. Prior to the termination of any such Extension Period, Illinois Power may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity date of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Illinois Power may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of Illinois Power Financing I on the record date next following the termination of such deferral period.

     Distributions on the Preferred Securities must be paid on the dates payable to the extent that Illinois Power Financing I has funds available for the payment of such distributions in the Property Account. Illinois Power Financing I's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from Illinois Power on the Subordinated Debentures. See "Description of the Subordinated Debentures." The payment of distributions out of moneys held by Illinois Power Financing I is guaranteed by Illinois Power to the extent set forth under "Description of the Preferred Securities Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of Illinois Power Financing I on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the relevant record dates for the Preferred Securities shall conform to the rules of any securities exchange on which the securities are listed and, if none, shall be selected by the Regular Trustees, which dates shall be at least one Business Day but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding

Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New
York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION


     The Subordinated Debentures will mature on           , 2045, and may be
redeemed, in whole or in part, at any time on or after           , 2001, or at
any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). Upon the repayment of the Subordinated Debentures, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so repaid or redeemed at the Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption, except in the case of payments upon maturity. See "Description of the Subordinated Debentures -- Optional Redemption." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "Book -- Entry Only Issuance -- The Depository Trust Company" below.


SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case on or after the date of this Prospectus, there is more than an insubstantial risk that (i) Illinois Power Financing I is or within 90 days will be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, (ii) interest payable to Illinois Power Financing I on the Subordinated Debentures is or within 90 days will not be deductible by Illinois Power for United States federal income tax purposes or
(iii) Illinois Power Financing I is or within 90 days will be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in practice under the 1940 Act (as defined herein) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that Illinois Power Financing I is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.

     If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event"), shall occur and be continuing, Illinois Power Financing I shall, except in the limited circumstances described below, be terminated with the result that, after satisfaction of liabilities to creditors, the Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in Illinois Power Financing I on a pro rata basis within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, that such termination and distribution shall be conditioned on (i) the Regular Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such termination of Illinois Power Financing I and such distribution of Subordinated Debentures and (ii) Illinois Power being unable to avoid such Tax Event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on Illinois Power Financing I, Illinois Power or the holders of the Trust Securities. Furthermore, if after receipt of a Dissolution Tax Opinion by the Regular Trustees (i) Illinois Power has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Illinois Power would be precluded from deducting the interest on the Subordinated Debentures for United States federal income tax purposes, even after the Subordinated Debentures were distributed to the holders of Trust Securities in liquidation of such holders' interests in Illinois Power Financing I as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to Illinois Power Financing I, Illinois Power shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debentures, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed shall be redeemed by Illinois Power Financing I at the Redemption Price on a pro rata basis; provided, however, that if at the time there is available to Illinois Power or Illinois Power Financing I the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on Illinois Power Financing I, Illinois Power or the holders of the Trust Securities, Illinois Power or Illinois Power Financing I will pursue such measure in lieu of redemption.

     If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Illinois Power will use its best efforts to cause the Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

     After the date for any distribution of Subordinated Debentures upon termination of Illinois Power Financing I, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent beneficial interests in the Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on such Preferred Securities until such certificates are presented to Illinois Power or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a termination of Illinois Power Financing I were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that an investor may receive if a termination of Illinois Power Financing I were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Illinois Power Financing I may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If Illinois Power Financing I gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Illinois Power has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debentures, Illinois Power Financing I will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by Illinois Power Financing I, or by Illinois Power pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Illinois Power or its affiliates may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     In the event of any voluntary or involuntary dissolution, winding-up or termination of Illinois Power Financing I (each, a "Liquidation"), then holders of the Preferred Securities will be entitled to receive out of the assets of Illinois Power Financing I, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because Illinois Power Financing I has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Illinois Power Financing I on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such Liquidation pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

     Pursuant to the Declaration, Illinois Power Financing I shall terminate (i) on December 31, 2050, the expiration of the term of Illinois Power Financing I,
(ii) upon the bankruptcy of Illinois Power or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or Illinois Power, or the revocation of the charter of the holder of the Common Securities or Illinois Power and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Debentures upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, Illinois Power or Illinois Power Financing I, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Debentures, will have the right under the Indenture to declare the principal of and interest on the Subordinated Debentures to be immediately due and payable. Illinois Power and Illinois Power Financing I are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein under "Description of the Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights. In the event that Illinois Power elects to defer payments of interest on the Subordinated Debentures as described above under "-- Distributions," the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.


     Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debentures, (ii) waive any past Indenture Event of Default that is waivable under the Base Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable, provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Subordinated Debentures (a "Super-Majority") affected thereby, only the holders of at least the proportion in liquidation amount of the Preferred Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Subordinated Debentures or the Declaration to the fullest extent permitted by law, any holder of Preferred Securities may institute a legal proceeding directly against Illinois Power to enforce the Property Trustee's rights under the Subordinated Debentures or the Declaration without first instituting a legal proceeding against the Property Trustee or any other person or entity. In addition, to the fullest extent permitted by law, if Illinois Power fails to make interest or other payments on the Subordinated Debentures when due, any holder of Preferred Securities may enforce the Property Trustee's rights directly against Illinois Power. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, Illinois Power Financing I will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of Preferred Securities will not fail to be treated as owning an undivided beneficial interest in the Subordinated Debentures.


     In the event the consent of the Property Trustee, as the holder of the Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by 66 2/3% in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the affect that for the purposes of United States federal income tax Illinois Power Financing I will not be classified as other than a grantor trust and that each holder of Preferred Securities will not fail to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for Illinois Power Financing I to redeem and cancel Preferred Securities or distribute Subordinated Debentures in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Illinois Power or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Illinois Power, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     Holders of the Preferred Securities will have no rights to appoint or remove the Illinois Power Trustees, who may be appointed, removed or replaced solely by Illinois Power as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Property Trustee or the Delaware Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the holders of Trust Securities, whether by way of amendment to the Declaration or otherwise or
(ii) the dissolution, winding-up or termination of Illinois Power Financing I other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would materially adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause Illinois Power Financing I to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise materially adversely affect the powers of the Property Trustee or the Delaware Trustee or (iii) cause Illinois Power Financing I to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     Illinois Power Financing I may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. Illinois Power Financing I may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of Illinois Power Financing I under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Illinois Power expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures,
(iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of Illinois Power Financing I, (vii) prior to such merger, consolidation, amalgamation or replacement, Illinois Power has received an opinion of a nationally recognized independent counsel to Illinois Power Financing I experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither Illinois Power Financing I nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, Illinois Power Financing I (or the Successor Entity) will continue to be classified as a grantor trust for United States federal income tax purposes, and each holder of the Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and (viii) Illinois Power guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, Illinois Power Financing I shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause Illinois Power Financing I or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Illinois Power Financing I as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Illinois Power and Illinois Power Financing I believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Illinois Power Financing I.

     Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date.

Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, Illinois Power Financing I or Illinois Power, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of Illinois Power Financing I, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Illinois Power Financing I. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of Illinois Power) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Illinois Power and Illinois Power Financing I believe to be reliable, but neither Illinois Power nor Illinois Power Financing I takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

     In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

     The Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Illinois Power Financing I, but upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

     Illinois Power Financing I will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate Illinois Power Financing I in such a way so that Illinois Power Financing I will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes and so that each holder of Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Illinois Power is authorized and directed to conduct its affairs so that the Subordinated Debentures will be treated as indebtedness of Illinois Power for United States federal income tax purposes. In this connection, Illinois Power and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Illinois Power Financing I or the certificate of incorporation of Illinois Power, that each of Illinois Power and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

     Holders of the Preferred Securities have no preemptive rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by Illinois Power for the benefit of the holders from time to time of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the Guarantee Trustee. The terms of the Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to the Guarantee, Illinois Power will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by Illinois Power Financing I), to the extent not paid by Illinois Power Financing I, regardless of any defense, right of set-off or counterclaim that Illinois Power Financing I may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by Illinois Power Financing I (the "Guarantee Payments") will be subject to the Guarantee (without duplication):
(i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Illinois Power Financing I has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions to the date of the redemption, to the extent Illinois Power Financing I has funds available therefore, with respect to any Preferred Securities called for redemption by Illinois Power Financing I and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Illinois Power Financing I (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities in exchange for Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent Illinois Power Financing I has funds available therefor, and (b) the amount of assets of Illinois Power Financing I remaining available for distribution to holders of Preferred Securities in termination of Illinois Power Financing I. Illinois Power's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Illinois Power to the holders of Preferred Securities or by causing Illinois Power Financing I to pay such amounts to such holders.

     The Guarantee will be a guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account to make such distributions or other payments. If Illinois Power does not make interest payments on the Subordinated Debentures held by the Property Trustee, Illinois Power Financing I will not make distributions on the Preferred Securities issued by Illinois Power Financing I and will not have funds available therefor. See "Description of the Subordinated Debentures -- Certain Covenants."

     Illinois Power will also agree separately to irrevocably and unconditionally guarantee the obligations of Illinois Power Financing I with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of an Indenture Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF ILLINOIS POWER

     In the Guarantee, Illinois Power will covenant that, so long as the Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute an event of default under the Guarantee or the Declaration, then (a) Illinois Power shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, provided, however, Illinois Power may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid,
(b) Illinois Power shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Illinois Power which rank pari passu with or junior to the Subordinated Debentures, and (c) Illinois Power shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Illinois Power and shall inure to the benefit of the Guarantee Trustee and the holders of the Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities, and will terminate completely upon full payment of the amounts payable upon termination of Illinois Power Financing I. See "Description of the Subordinated Debentures -- Indenture Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Debentures. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to Illinois Power Financing I or Illinois Power, or their successors, any sums paid to them under such Preferred Securities or the Guarantee.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of Illinois Power to perform any of its payment or other obligations thereunder.


     The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. In addition, any holder of Preferred Securities may institute a legal proceeding directly against Illinois Power to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Illinois Power Financing I, the Guarantee Trustee or any other person or entity.

STATUS OF THE GUARANTEE

     Illinois Power's obligations under the Guarantee to make the Guarantee Payments will constitute an unsecured obligation of Illinois Power and will rank
(i) subordinate and junior in right of payment to all other liabilities of Illinois Power, including the Subordinated Debentures, except those liabilities of Illinois Power made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock now or hereafter issued by Illinois Power and with any guarantee now or hereafter entered into by Illinois Power in respect of any preferred stock of any affiliate of Illinois Power, and (iii) senior to Illinois Power's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). The Guarantee will be deposited with the Guarantee Trustee to be held for the benefit of the holders of the Preferred Securities. Except as otherwise noted herein, the Guarantee Trustee has the right to enforce the Guarantee on behalf of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by Illinois Power Financing I).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee from exercising the rights and powers vested in it by the Guarantee. The Guarantee Trustee also serves as Property Trustee and Indenture Trustee.

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of Illinois.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES


     Set forth below is a description of the terms of the Subordinated Debentures in which Illinois Power Financing I will invest the proceeds from the issuance and sale of the Trust Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by
reference to, the Indenture, dated as of             , 1996, (the "Base
Indenture") between Illinois Power and Wilmington Trust Company, as Trustee (the "Indenture Trustee"), as supplemented by a First Supplemental Indenture, dated
as of             , 1996 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Debentures will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.


     Under certain circumstances involving the termination of Illinois Power Financing I following the occurrence of a Special Event, Subordinated Debentures may be distributed to the holders of the Trust Securities. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Illinois Power will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

     The Subordinated Debentures will be issued as unsecured subordinated debt under the Indenture. The Subordinated Debentures will be limited in aggregate principal amount to $103,100,000, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the contributions made by Illinois Power in exchange for the Common Securities (the "Illinois Power Payment").

     The Amended and Restated Articles of Incorporation of Illinois Power limit the amount of unsecured indebtedness that Illinois Power may issue or assume, without the consent of the holders of a majority of the total number of shares of preferred stock then outstanding, to 20% of the aggregate of the total principal amount of all outstanding bonds or other securities representing secured indebtedness of Illinois Power and the capital and surplus of Illinois Power as then stated on Illinois Power's books. At September 30, 1995, Illinois Power could have issued approximately $308 million of unsecured indebtedness (such as the Subordinated Debentures) without violating this provision.


     The Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as
defined herein), if any, on             , 2045.


     If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in Illinois Power Financing I, such Subordinated Debentures will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement" below. In the event that Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in Wilmington, Delaware; provided, that payment of interest may be made at the option of Illinois Power by check mailed to the address of the persons entitled thereto.

     The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction involving Illinois Power.

SUBORDINATION

     The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of Illinois Power, whether now existing or hereafter incurred. No payment of principal (including redemption payments, if any), premium, if any, or interest on, the Subordinated Debentures may be made if (i) any Senior Indebtedness of Illinois Power is not paid when due, and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) the maturity of any Senior Indebtedness of Illinois Power has been accelerated because of a default. Upon any distribution of assets of Illinois Power to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Illinois Power must be paid in full before the holders of Subordinated Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of Illinois Power to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

     The term "Senior Indebtedness" means, with respect to Illinois Power, (i) the principal, premium, if any, interest on and any other payment in respect of
(A) indebtedness of Illinois Power for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Illinois Power, including, without limitation, indebtedness evidenced by securities issued pursuant to its Mortgage and Deed of Trust dated November 1, 1943, as supplemented, and its General Mortgage Indenture and Deed of Trust dated as of November 1, 1992, (ii) all capital lease obligations of Illinois Power, (iii) all obligations of Illinois Power issued or assumed as the deferred purchase price of property, all conditional sale obligations of Illinois Power and all obligations of Illinois Power under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),
(iv) all obligations of Illinois Power for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through
(iv) above of other persons for the payment of which Illinois Power is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Illinois Power (whether or not such obligation is assumed by Illinois Power), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures and (2) any indebtedness between or among Illinois Power or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Illinois Power that is a financing vehicle of Illinois Power (a "financing entity") in connection with the issuance by such financing entity of Preferred Securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. In October 1994, Illinois Power issued $100 million of Series A Subordinated Debentures to Illinois Power Capital, L.P., a financing entity which issued cumulative monthly income preferred securities that rank pari passu with the Preferred Securities.

     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Illinois Power. As of September 30, 1995, Senior Indebtedness of Illinois Power aggregated approximately $2.2 billion.

CERTAIN COVENANTS

     If (i) there shall have occurred any event that would constitute an Indenture Event of Default or (ii) Illinois Power shall be in default with respect to its payment of any obligations under the Guarantee or the Common Securities Guarantee, then (a) Illinois Power shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, provided, however, Illinois Power may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid, (b) Illinois Power shall not make any payment of interest, principal or premium, if any on or repay, repurchase or redeem any debt securities issued by Illinois Power which rank pari passu with or junior to the Subordinated Debentures, and
(c) Illinois Power shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     If Illinois Power shall have given notice of its election of an Extension Period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) Illinois Power shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, provided, however, Illinois Power may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid, (b) Illinois Power shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Illinois Power which rank pari passu with or junior to the Subordinated Debentures, and (c) Illinois Power shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     For so long as the Trust Securities remain outstanding, Illinois Power will covenant (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of Illinois Power under the Indenture may succeed to Illinois Power's ownership of such Common Securities, (ii) not to cause, as sponsor of Illinois Power Financing I, or to permit, as holder of the Common Securities, the dissolution, winding-up or termination of Illinois Power Financing I, except in connection with a distribution of the Subordinated Debentures as provided in the Declaration and in connection with certain mergers, consolidations or amalgamation and (iii) to use its reasonable efforts to cause Illinois Power Financing I (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in termination of Illinois Power Financing I, the redemption of all of the Trust Securities of Illinois Power Financing I, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income purposes with each holder of Preferred Securities being treated as owning an undivided beneficial interest in the Subordinated Debentures.

OPTIONAL REDEMPTION


     Illinois Power shall have the right to redeem the Subordinated Debentures,
in whole or in part, from time to time, on or after                , 2001, or at
any time in certain circumstances upon the occurrence of a Special Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities by such exchange on which the Preferred Securities are then listed, Illinois Power may only redeem the Subordinated Debentures in whole.


INTEREST


     Each Subordinated Debenture shall bear interest at the rate of   % per
annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each an "Interest Payment Date"), commencing March 31, 1996, to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debentures shall not continue to remain in book-entry only form, Illinois Power shall have the right to select record dates, which shall be more than one Business Day prior to the Interest Payment Date.


     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Illinois Power shall have the right at any time, and from time to time, during the term of the Subordinated Debentures to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, Illinois Power shall pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) Illinois Power shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, provided, however, Illinois Power may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid, (b) Illinois Power shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Illinois Power that rank pari passu with or junior to the Subordinated Debentures, and (c) Illinois Power shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, Illinois Power may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Illinois Power may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. Illinois Power has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. If the Property Trustee shall be the sole holder of the Subordinated Debentures, Illinois Power shall give the Regular Trustees and the Property Trustee notice of its election of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Illinois Power's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debentures, Illinois Power shall give the holders of the Subordinated Debentures notice of its election of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Illinois Power is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time Illinois Power Financing I or the Property Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Illinois Power will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by Illinois Power Financing I after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Illinois Power Financing I and the Property Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

     In case any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debentures, will have the right to declare the principal of and the interest on the Subordinated Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures.

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Subordinated Debentures:

          (a) failure for 30 days to pay interest on the Subordinated Debentures, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by Illinois Power shall not constitute a default in the payment of interest for this purpose; or

          (b) failure to pay principal or premium, if any, on the Subordinated Debentures when due whether at maturity, upon earlier redemption or otherwise; or

          (c) failure to observe or perform any other covenant or agreement (other than those specifically relating to another series of subordinated debt securities) contained in the Indenture or established pursuant thereto for 90 days after written notice to Illinois Power from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures; or

          (d) certain events of bankruptcy, insolvency or reorganization of Illinois Power; or

          (e) the voluntary or involuntary dissolution, winding-up or termination of Illinois Power Financing I, except in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities upon termination of Illinois Power Financing I, the redemption of all outstanding Trust Securities of Illinois Power Financing I and certain mergers, consolidations or amalgamations permitted by the Declaration.

     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Indenture Trustee.


     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures affected thereby may, on behalf of the holders of all the Subordinated Debentures, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Indenture Trustee) or (ii) a default in the covenant of Illinois Power not to declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire any of its capital stock during an Extension Period. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debentures. In addition, to the fullest extent permitted by law, if Illinois Power fails to make interest or other payments on the Subordinated Debentures when due, any holder of Preferred Securities may enforce the Property Trustee's rights directly against Illinois Power. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights."


BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or termination of Illinois Power Financing I as a result of the occurrence of a Special Event, the Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in Illinois Power Financing I, DTC will act as securities depositary (the "Depositary") for the Subordinated Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Illinois Power may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of Illinois Power, Illinois Power Financing I, the Indenture Trustee, any paying agent and any other agent of Illinois Power or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security shall be exchangeable for Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Illinois Power that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed or (iii) Illinois Power, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

     In the event the Subordinated Debentures are not represented by one or more Global Securities, certificates evidencing Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Security Registrar or at the office of any transfer agent designated by Illinois Power for such purpose with respect to the Subordinate Debentures without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Illinois Power has appointed the Indenture Trustee as Security Registrar with respect to the Subordinated Debentures. Illinois Power may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Illinois Power will be required to maintain a transfer agent at the place of payment. Illinois Power may at any time designate additional transfer agents with respect to the Subordinated Debentures.

     In the event of any redemption in part, Illinois Power shall not be required to (i) issue, exchange or register the transfer of Subordinated Debentures during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of less than all of the Subordinated Debentures and ending at the close of business on the date of such mailing and (ii) register the transfer of or exchange any Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Debentures being redeemed in part.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting Illinois Power and the Indenture Trustee, with the consent of the holders of at least 66 2/3% in principal amount of the Subordinated Debentures, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of the Subordinated

Debentures; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debentures affected thereby, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of the Subordinated Debentures so affected or (ii) reduce the percentage of Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Subordinated Debenture then outstanding and affected thereby.

     In addition, Illinois Power and the Indenture Trustee may execute, without the consent of holders of the Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of subordinated debt securities.

CONSOLIDATION, MERGER AND SALE

     The Indenture does not contain any covenant which restricts Illinois Power's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

DEFEASANCE AND DISCHARGE

     Under the terms of the Indenture, Illinois Power will be discharged from any and all obligations in respect of the Subordinated Debentures (except in each case for certain obligations with respect to denominations and provisions for payment of the Subordinated Debentures and obligations to register the transfer or exchange of Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if Illinois Power (i) deposits with the Indenture Trustee, in trust, moneys or governmental obligations, in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debentures on the dates such payments are due in accordance with the terms of such Subordinated Debentures and (ii) delivered to the Indenture Trustee an opinion of counsel to the effect that, based upon Illinois Power's receipt from, or the publication by, the Internal Revenue Service of a ruling or a change in law, the holders of the Subordinated Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

     The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Indenture Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Indenture. The Indenture Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     Illinois Power will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Illinois Power; provided that, in the event of any such assignment, Illinois Power will remain liable for all of their obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

     The Indenture will provide that Illinois Power will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debentures, (ii) the organization, maintenance and dissolution of Illinois Power Financing I, (iii) the taxes of Illinois Power Financing I (other than United States withholding taxes attributable to Illinois Power Financing I or its assets), (iv) the retention of the Illinois Power Trustees and (v) the enforcement by the Property Trustee of the rights of holders of Preferred Securities.

                        EFFECT OF OBLIGATIONS UNDER THE
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of Illinois Power Financing I is to issue the Trust Securities evidencing undivided beneficial interests in the assets of Illinois Power Financing I and to invest the proceeds from such issuance and sale in the Subordinated Debentures.

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Illinois Power shall pay all, and Illinois Power Financing I shall not be obligated to pay, directly or indirectly, any costs and expenses of Illinois Power Financing I; and (iv) the Declaration further provides that the Illinois Power Trustees shall not cause or permit Illinois Power Financing I to, among other things, engage in any activity that is not consistent with the purposes of Illinois Power Financing I.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Illinois Power as and to the extent set forth under "Description of the Preferred Securities Guarantee." If Illinois Power does not make interest payments on the Subordinated Debentures purchased by Illinois Power Financing I, Illinois Power Financing I will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance but does not apply to any payment of distributions unless and until Illinois Power Financing I has sufficient funds for the payment of such distributions.


     If Illinois Power fails to make interest or other payments on the Subordinated Debentures when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures to the fullest extent permitted by law, any holder of Preferred Securities may institute a legal proceeding against Illinois Power to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. In addition, to the fullest extent permitted by law, if Illinois Power fails to make interest or other payments on the Subordinated Debentures when due, any holder of Preferred Securities may enforce the Property Trustee's rights directly against Illinois Power.



     If Illinois Power fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against Illinois Power to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Illinois Power Financing I, the Guarantee Trustee, or any other person or entity. Illinois Power, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities.



     The obligations of Illinois Power with respect to the Preferred Securities under the Subordinated Debentures, the Indenture, the Guarantee and the Declaration (including its obligation to pay the expenses of Illinois Power Financing I), taken together, constitute a full and unconditional guarantee by Illinois Power of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantee -- General."

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES


     In connection with the issuance of the Subordinated Debentures, Schiff Hardin & Waite, counsel to Illinois Power and Illinois Power Financing I, will render its opinion generally to the effect that, although not entirely free from doubt, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Debentures held by Illinois Power Financing I will be classified for United States federal income tax purposes as indebtedness of Illinois Power. On December 7, 1995, the U.S. Department of Treasury announced a Balanced Budget Proposal which contained an amendment to the Code which would classify a debt instrument issued on or after December 7, 1995 as equity if the instrument had a term exceeding 20 years and was not classified as indebtedness on the issuer's balance sheet. On December 19, 1995, the Treasury announced that it will recommend that Congress grandfather issues filed with the Commission before December 7, 1995. Because the registration statement for the Preferred Securities was filed with the Commission on October 20, 1995, the provisions of the proposed amendment are not applicable to the Preferred Securities. Illinois Power cannot predict whether this proposed amendment may be modified or other legislation may be enacted which might affect the character of the Subordinated Debentures or otherwise affect the Preferred Securities offered hereby.



CLASSIFICATION OF ILLINOIS POWER FINANCING I


     In connection with the issuance of the Preferred Securities, Schiff Hardin & Waite, counsel to Illinois Power and Illinois Power Financing I, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, Illinois Power Financing I will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debentures, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Subordinated Debentures.

ORIGINAL ISSUE DISCOUNT

     Because Illinois Power has the option, under the terms of the Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Subordinated Debentures will be treated as OID. Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Subordinated Debentures will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Subordinated Debentures in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the Extension Period on an economic accrual basis over the length of the Extension Period.

     In addition, the amount of OID will be increased or decreased if the issue price of the Subordinated Debentures (offering price of the Preferred Securities at the time of the issuance) is less than or greater than their stated principal amount. It is anticipated that the issue price of the Subordinated Debentures will equal or exceed their stated principal amount. In the event that the issue price of the Subordinated Debentures is less than their stated principal amount, however, the Treasury Regulations may be read to require a recalculation of the amount of OID for each period that Illinois Power does not exercise its right to extend the interest payment period. This recalculation could result in minor adjustments to the amount of OID taxable to the Holders for such period.

     Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

     Holders of Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Subordinated Debentures with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF ILLINOIS POWER FINANCING I

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Debentures may be distributed to holders in exchange for the Preferred Securities and upon termination of Illinois Power Financing I. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debentures so received upon termination of Illinois Power Financing I would include the period during which the Preferred Securities were held by such holder.

     Under certain circumstances described herein (see "Description of the Preferred Securities -- Special Event Redemption or Distribution"), the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation -- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as OID, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

INFORMATION REPORTING TO HOLDERS

     Subject to the qualifications discussed below, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

     Illinois Power Financing I will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Subordinated Debentures that accrued during the year. Illinois Power Financing I currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though Illinois Power Financing I is not legally required to report to record holders until April 15 following each calendar year. The Underwriters (as defined herein) have indicated to Illinois Power Financing I that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to Illinois Power Financing I. Illinois Power Financing I, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than Illinois Power Financing I.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), Illinois Power Financing I has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Smith Barney Inc., Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc. and PaineWebber Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                    NUMBER OF
                                       UNDERWRITER                             PREFERRED SECURITIES
                                                                               --------------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................................
Smith Barney Inc. ..........................................................
Dean Witter Reynolds Inc. ..................................................
A.G. Edwards & Sons, Inc. ..................................................
PaineWebber Incorporated....................................................
                                                                                     ---------
             Total..........................................................         4,000,000
                                                                                     =========

     The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price
less a concession of $     per Preferred Security. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $     per Preferred
Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of Illinois Power, the Underwriting Agreement provides that Illinois Power will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in
New York Clearing House (next day) funds of $     per Preferred Security (or
$       in the aggregate) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any
single purchaser will be $     per Preferred Security. Therefore, to the extent
of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

     During a period of 30 days from the date of the pricing of the Preferred Securities, neither Illinois Power Financing I nor Illinois Power will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

     Application has been made to list the Preferred Securities on the New York Stock Exchange. If approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the date of this Prospectus. The Representatives have advised Illinois Power Financing I that the Underwriters intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, any may cease market making activities, if commenced, at any time.

     Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

     Illinois Power and Illinois Power Financing I have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Illinois Power in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Illinois Power and Illinois Power Financing I by Schiff Hardin & Waite, Chicago, Illinois, and for the Underwriters by Reid & Priest LLP, New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Illinois Power and Illinois Power Financing I. Schiff Hardin & Waite may rely on the opinion of Reid & Priest LLP as to all matters of New York law, and Reid & Priest LLP may rely on the opinion of Schiff Hardin & Waite as to all matters of Illinois law.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to Illinois Power's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ILLINOIS POWER COMPANY, ILLINOIS POWER FINANCING I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ILLINOIS POWER COMPANY OR ILLINOIS POWER FINANCING I, SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS
                                   PROSPECTUS

                                        PAGE
                                        ----
Available Information.................    3
Incorporation of Certain Documents by
  Reference...........................    3
Prospectus Summary....................    4
Risk Factors..........................    5
Illinois Power Company................    8
Illinois Power Financing I............    8
Summary Financial Information of
  Illinois Power......................   10
Accounting Treatment..................   11
Use of Proceeds.......................   11
Description of the Preferred
  Securities..........................   11
Description of the Preferred
  Securities Guarantee................   21
Description of the Subordinated
  Debentures..........................   23
Effect of Obligations Under the
  Subordinated Debentures and the
  Guarantee...........................   31
United States Federal Income
  Taxation............................   32
Underwriting..........................   35
Legal Matters.........................   36
Experts...............................   36

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   4,000,000
                              PREFERRED SECURITIES

                                 ILLINOIS POWER
                                  FINANCING I

                                % TRUST ORIGINATED
                       PREFERRED SECURITIESSM ("TOPrS(SM)")
                          GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                             ILLINOIS POWER COMPANY

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.
                               SMITH BARNEY INC.
                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                            PAINEWEBBER INCORPORATED


                                           , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Securities and Exchange Commission registration fee................   $ 34,483*
        New York Stock Exchange listing fees...............................     45,000
        Printing expenses..................................................     75,000
        Legal fees and expenses............................................    115,000
        Independent accountant's fees and expenses.........................     15,000
        Blue Sky and legal investment fees and expenses....................     15,000
        Rating agencies fees and expenses..................................     50,000
        Trustee fees and expenses..........................................     35,000
        Miscellaneous......................................................     15,517
                                                                              --------
             Total.........................................................   $400,000
                                                                              ========

-------------------------
* Actual. All other expenses are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 8.75 of the Illinois Business Corporation Act of 1983, the Company is empowered, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party or threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the Company, or serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 8.75 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of the Company who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Company's By-Laws provide, in substance, that the Company shall indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is made a party or threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the Company, or serving or having served at the request of the Company in one or more of the foregoing capacities with another corporation, partnership, joint venture, trust or other enterprise. The indemnification is not exclusive of other rights and shall continue as to a person who has ceased to be a director, officer, employer or agent and shall inure to the benefit of his heirs, executors and administrators.

     The Amended and Restated Declaration of Trust (the "Declaration") provides that no Trustee, affiliate of any Regular Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Regular Trustee, or any employee or agent of the Trust or its affiliates (each, an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust or any employee or agent of the Trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omission. The Declaration also provides that, to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omissions. The Declaration further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the Declaration.

     The foregoing rights of indemnification shall apply to any liability of any director, officer or other Indemnified Person (or his legal representatives) arising under any of the provisions of the Securities Act, only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction.

     The directors and officers of the Company and the Regular Trustees of the Trust are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company or the Trust.

     Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit 1 to this registration statement will agree to indemnify the Company's directors and their officers and the Regular Trustees of the Trust against certain liabilities that may arise under the Securities Act with respect to information furnished to the Company or the Trust by or on behalf of any such indemnifying party.

ITEM 16. LIST OF EXHIBITS.

     The exhibits to this Registration Statement are listed in the Exhibit Index elsewhere herein.

ITEM 17. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

          (1) that for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Trust registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Illinois Power Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, and State of Illinois on the 28th day of December, 1995.

                                          ILLINOIS POWER COMPANY
                                                 (Registrant)

                                          By:  /s/ LARRY F. ALTENBAUMER

                                            -----------------------------------
                                                   Larry F. Altenbaumer
                                                   Senior Vice President,
                                                   Chief Financial Officer
                                                       and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, Illinois Power Financing I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Decatur, and State of Illinois on the 28th day of December, 1995.


                                          ILLINOIS POWER FINANCING I
                                           (Registrant)
                                            By: Illinois Power Company, as
                                            Sponsor

                                          By: /s/ LARRY F. ALTENBAUMER

                                            -----------------------------------
                                                  Larry F. Altenbaumer
                                                  Senior Vice President,
                                                  Chief Financial Officer
                                                       and Treasurer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that Illinois Power Company, Illinois Power Financing I and each of the undersigned officers and directors of Illinois Power Company hereby constitute and appoint each of Larry D. Haab, Larry F. Altenbaumer and Cynthia G. Steward the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution for and in the name, place and stead of the undersigned, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on behalf of each of Illinois Power Company and Illinois Power Financing I by the following persons in their capacities as officers or directors, as indicated below, of Illinois Power Company and on the dates indicated.


              SIGNATURE                               TITLE                        DATE
-------------------------------------  -----------------------------------  ------------------
          /s/ LARRY D. HAAB            Chairman, President, Chief
-------------------------------------  Executive Officer and Director
            Larry D. Haab
    (Principal Executive Officer)

      /s/ LARRY F. ALTENBAUMER         Senior Vice President, Chief
-------------------------------------  Financial Officer and Treasurer
        Larry F. Altenbaumer
    (Principal Financial Officer)

       /s/ CYNTHIA G. STEWARD          Controller and Chief
-------------------------------------  Accounting Officer                   December 28, 1995
         Cynthia G. Steward
            (Controller)

          RICHARD R. BERRY*            Director
-------------------------------------
          Richard R. Berry

         DONALD E. LASATER*            Director
-------------------------------------
          Donald E. Lasater

                                       Director
-------------------------------------
          Donald S. Perkins

*By: /s/  LARRY F. ALTENBAUMER
-------------------------------------
     Larry F. Altenbaumer
     as Attorney-in-Fact

              SIGNATURE                               TITLE                        DATE
-------------------------------------  -----------------------------------  ------------------
          ROBERT M. POWERS*            Director
-------------------------------------
          Robert M. Powers

          WALTER D. SCOTT*             Director
-------------------------------------
           Walter D. Scott

         RONALD L. THOMPSON*           Director
-------------------------------------
         Ronald L. Thompson

          WALTER M. VANNOY*            Director
-------------------------------------
          Walter M. Vannoy                                                  December 28, 1995

                                       Director
-------------------------------------
         Marilou von Ferstel

          CHARLES W. WELLS*            Director
-------------------------------------
          Charles W. Wells

           JOHN D. ZEGLIS*             Director
-------------------------------------
           John D. Zeglis

        VERNON K. ZIMMERMAN*           Director
-------------------------------------
         Vernon K. Zimmerman

*By: /s/  LARRY F. ALTENBAUMER
     Larry F. Altenbaumer
     as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS                                     DESCRIPTION                                     PAGE
--------    ------------------------------------------------------------------------------   -----
 1          Form of Underwriting Agreement.*
 4(a)       Certificate of Trust of Illinois Power Financing I.*
 4(b)       Declaration of Trust of Illinois Power Financing I.*
 4(c)       Form of Amended and Restated Declaration of Trust of Illinois Power Financing
            I.*
 4(d)       Form of Indenture between Illinois Power Company and Wilmington Trust Company, as Trustee.*
 4(e)       Form of Supplemental Indenture to Indenture to be used in connection with the issuance of Subordinated Debentures and Preferred Securities.*
 4(f)       Form of Preferred Security Certificate (contained in the Form of Amended and
            Restated Declaration of Trust of Illinois Power Financing I filed as Exhibit
            4(c) to this Registration Statement).*
 4(g)       Form of Subordinated Debenture (contained in the Form of Supplemental
            Indenture filed as Exhibit 4(e) to this Registration Statement).*
 4(h)       Form of Guarantee Agreement with respect to the Preferred Securities.*
 5(a)       Opinion of Schiff Hardin & Waite.*
 5(b)       Opinion of Richards, Layton & Finger, P.A.*
 8          Tax opinion of Schiff Hardin & Waite (contained in its opinion filed as
            Exhibit 5(a) to this Registration Statement).*
12          Statements of Computations of Ratio of Earnings to Fixed Charges and Ratio of
            Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements.*
23(a)       Consent of Schiff Hardin & Waite (contained in its opinion filed as Exhibit
            5(a) to this Registration Statement).*
23(b)       Consent of Richards, Layton & Finger, P.A. (contained in its opinion filed as
            Exhibit 5(b) to this Registration Statement).*
23(c)       Consent of Price Waterhouse LLP.
24          Powers of Attorney (set forth on the signature page of this Registration
            Statement).*
25(a)       Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
            Wilmington Trust Company, as Trustee under the Indenture.*
25(b)       Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
            Wilmington Trust Company, as Trustee under the Amended and Restated
            Declaration of Trust of Illinois Power Financing I.*
25(c)       Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
            Wilmington Trust Company, as Preferred Securities Guarantee Trustee under the
            Guarantee Agreement with respect to the Preferred Securities.*


-------------------------
* Previously filed.